                                  May 15, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:  Computerized Thermal Imaging, Inc.; Form 8-A; File No. 000-23955

Gentlemen:

     On behalf of my client, Computerized Thermal Imaging, Inc., I hereby request withdrawal of the Form 8-A Registration Statement, File No. 000-23955 which was filed March 28, 1998.

     If you have any questions, please do not hesitate to call me at (713) 651-0244.

                                       Very truly yours,

                                       /s/ Norman T. Reynolds

                                       Norman T. Reynolds


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